Crescent Advisors, LLC
                                  PO Box 683900
                           Park City, Utah 84068-3900



                                February 22, 2001


ePenzio, Inc.
Cottonwood Parkway
Salt Lake City, Utah

Gentlemen:

This Agreement (this "Agreement") will confirm the basis upon which ePenzio, Inc. ("ePenzio") has engaged Crescent Advisors, LLC ("Crescent"), to provide advisory services with respect to the exploration of strategic alternatives, including potential partnerships, mergers, acquisitions, private placements or other possible transactions, whether effected in a single transaction or a series of related transactions, (each, a "Transaction").

1. Services to be Rendered. Crescent agrees to perform such of the following advisory services as ePenzio reasonably and specifically requests:

         (a) Crescent will familiarize itself to the extent it deems appropriate and feasible with the business, operations, financial condition and prospects of ePenzio;

         (b) Crescent will assist ePenzio in identifying and evaluating structures for a potential Transaction;

         (c) Crescent will advise and assist ePenzio in considering the desirability of effecting a Transaction, and, if ePenzio believes such a Transaction to be desirable, in developing and implementing a general strategy for accomplishing a Transaction; and

         (d) Crescent will advise and assist ePenzio in the course of its negotiation of a Transaction and will participate in such negotiations as requested.

ePenzio will furnish, and, if ePenzio enters into negotiations with a counterparty regarding a possible Transaction, will request such counterparty to furnish, to Crescent such information as Crescent reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the "Information"). ePenzio understands and agrees that Crescent, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding ePenzio and any counterparties and that Crescent does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning ePenzio or any counterparties, including, without limitation, any financial information, forecasts or projections, considered by Crescent in connection with the rendering of its services. Accordingly, Crescent shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of ePenzio or any counterparty. With respect to any financial forecasts and projections made available to Crescent by ePenzio or any counterparty and used by Crescent in its analysis, Crescent shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ePenzio or such counterparty, as the case may be, as to the matters covered thereby.

ePenzio, Inc.
Page 2


2. Fees.

         (a) As consideration for Crescent's undertaking to provide the services set forth herein, Crescent shall be paid, on the date hereof, $9,000.00, consisting of 100,000 shares of common stock of ePenzio.

         (b) In the event that ePenzio enters into a Transaction through the efforts of Crescent, ePenzio shall pay Crescent $30,000 for its services hereunder.

         (c) In the event that Crescent facilitates a private placement, strategic investment or other sale of securities or infusion of capital for the benefit of ePenzio, a finder's fee in the amount of 1.5% of the total capital raised will be paid upon funding.

Provided, however, that the stock issued pursuant to subparagraph (a) above shall be subject to a pro-rata buyback by the current shareholders of ePenzio, for nominal consideration ($0.01 per share), if Crescent has not substantially initiated, been responsible for, or materially participated in a Transaction or Transactions that have resulted in a consolidated "run rate" of at least $50 million per year in revenue (based on the most recent monthly financial results) by June 30, 2002.

3. Expenses. In addition to any fees that may be payable to Crescent hereunder and regardless of whether any Transaction is consummated, ePenzio hereby agrees, from time to time upon request and upon prior approval by ePenzio, to reimburse Crescent for all reasonable fees and disbursements incurred in connection with any proposed Transaction or otherwise arising out of Crescent's engagement hereunder,. All expenses shall be verified by receipts.

4. Termination of Engagement. Crescent's engagement hereunder may be terminated by either ePenzio or Crescent at any time, with or without cause, upon written advice to that effect to the other party; provided, however, that

         (a) Crescent will be entitled to its full fee as outlined in Section 2 hereof in the event that (i) at any time prior to the expiration of 12 months after such termination by ePenzio, a Transaction is consummated; or (ii) ePenzio enters into a definitive agreement during the term of this Agreement or during such 12 month period which results in a Transaction with any party who was introduced by Crescent; and

         (b) the provisions of this Section 4 and of Sections 3, 6, 7 and 11 hereof shall survive such termination.

5. Reliance on Others. ePenzio confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

6. Scope of Responsibility. Neither Crescent nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to ePenzio or to any other person claiming through ePenzio for any claim, loss, damage, liability, cost or expense suffered by ePenzio or any such other person arising out of or related to Crescent's engagement hereunder ePenzio, Inc.
Page 3


except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Crescent, other than an action or failure to act undertaken at the request or with the consent of ePenzio, that constitutes bad faith, willful misconduct or gross negligence on the part of Crescent.

7. Indemnity and Contribution. ePenzio agrees to indemnify and hold harmless Crescent and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which Crescent or any other indemnified person is a party) arising out of or related to any actual or proposed Transaction or Crescent's engagement hereunder; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by Crescent, other than an action or failure to act undertaken at the request or with the consent of ePenzio, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or negligence on the part of Crescent. In the event that the foregoing indemnity is unavailable or insufficient to hold Crescent and other indemnified parties harmless, then ePenzio shall contribute to amounts paid or payable by Crescent and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, ePenzio and Crescent in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event Crescent's aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by Crescent pursuant to this Agreement. For purposes hereof, relative benefits to ePenzio and Crescent of the Transaction shall be deemed to be in the same proportion that the total value received or contemplated to be received by ePenzio and/or its security holders in connection with the Transaction bears to the fees paid to Crescent pursuant to its engagement in respect of such Transaction.

8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to the conflicts of laws provisions thereof.

9. Nature of Relationship, etc. ePenzio recognizes that Crescent has been engaged only by ePenzio, and that ePenzio's engagement of Crescent is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of ePenzio or any other person not a party hereto as against Crescent or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Crescent's role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between ePenzio and Crescent.

10. Disclosure. ePenzio acknowledges that Crescent and its affiliates may have and may continue to have advisory and other relationships with parties other than ePenzio pursuant to which Crescent may acquire information of interest to ePenzio. Crescent shall have no obligation to disclose such information to ePenzio. In the ordinary course of its activities, Crescent and its affiliates may hold positions in equity, debt or other securities of any company that may be involved in the Transaction.

ePenzio, Inc.
Page 4



11. Confidentiality. In the event that ePenzio discloses to Crescent any information regarding ePenzio that is material and that has not been publicly disclosed, Crescent expressly agrees that it will maintain the disclosed information in confidence until it has been publicly disclosed or has become immaterial.

12. Miscellaneous. In order to coordinate most effectively the activities of ePenzio and Crescent contemplated by this Agreement, both ePenzio (including management or other officers and directors of ePenzio) and Crescent will promptly inform the other of inquiries of third parties which it receives concerning a Transaction. Nothing in this Agreement is intended to obligate or commit Crescent or any of its affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto. This Agreement my not be assigned by either party without the prior written approval of the other. Any assignment withour such approval shall be without effect. If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

                                             Sincerely,

                                             CRESCENT ADVISORS, LLC




                                             By ________________________________


AGREED TO:
ePenzio, Inc.




By ________________________________
Name:
Title:

                             Crescent Advisors, LLC
                                  PO Box 683900
                           Park City, Utah 84068-3900



                                  May 29, 2001



ePenzio, Inc.
Cottonwood Parkway
Salt Lake City, Utah

Gentlemen:

         This Letter Agreement (this "Amendment") will amend that certain advisory services agreement between ePenzio, Inc. ("ePenzio") and Crescent Advisors, LLC ("Crescent"), dated as of February 22, 2001 (the "Agreement"). Because the two principals of Crescent have now entered into employment agreements with Network Investor Services, Inc., parent to ePenzio, the parties hereto desire to amend Section 2 of the Agreement to better reflect the current intentions of the parties.

         Section 2 of the Agreement is hereby amended and restated in its entirety to read:

              2. Fees.

                     (a) As full consideration for Crescent's services set forth herein, Crescent shall be paid, as of February 22, 2001, $9,000.00, consisting of 900,000 shares of common stock of ePenzio.

              Provided, however, that the stock issued pursuant to subparagraph
              (a) above shall be subject to a pro-rata buyback by the current shareholders of ePenzio, for nominal consideration ($0.01 per share), if Crescent (or either of its principals) has not substantially initiated, been responsible for, or materially participated in a Transaction or Transactions that have resulted in a consolidated "run rate" of at least $50 million per year in revenue (based on the most recent monthly financial results) by June 30, 2002.

         If you are in agreement with the foregoing, please sign and return the attached copy of this Amendment, whereupon this Amendment shall become effective as of the date hereof.

                                             Sincerely,

                                             CRESCENT ADVISORS, LLC




                                             By ________________________________


AGREED TO:
ePenzio, Inc.




By ________________________________
Name:
Title: